INDEPENDENT AUDITORS’ CONSENT

We hereby consent to the incorporation by reference of our report dated June 2, 2005 on the balance sheets of Greenlite Ventures Inc. (“the Company”) as of March 31, 2005 and 2004 and the statements of operations and accumulated deficit, statement of changes in stockholders’ equity and statement of cash flows for the years ended March 31, 2005 and 2004 in the Company’s Amendment No. 5 to the Registration Statement on Form SB-2 to be filed with the United States Securities and Exchange Commission.

In addition, we consent to the reference to us under the heading “Interests Of Named Experts And Counsel” in the Registration Statement.

/s/ Sarna & Company

Sarna & Company
Certified Public Accountants
Westlake Village, California
July 8, 2005